UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2014

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
0-54963	NEWPAGE HOLDINGS INC.	46-1505118	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On January 3, 2014, NewPage Holdings Inc., a Delaware corporation (“NewPage” or the “Company”), Verso Paper Corp., a Delaware corporation (“Verso”), and Verso Merger Sub Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Verso (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into NewPage on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with NewPage surviving the Merger as an indirect, wholly owned subsidiary of Verso.

The Merger Agreement provides for a series of transactions pursuant to which equity holders of NewPage will receive (i) $250 million in cash, approximately $247 million of which will be paid to NewPage’s stockholders as a dividend (the “Recapitalization Dividend”) during the period between the date of the Merger Agreement and the closing, from the proceeds of a new $750 million bank borrowing that will also refinance NewPage’s existing $500 million term loan facility; (ii) $650 million aggregate principal amount of new Verso first lien notes (valued at face value) to be issued at closing; and (iii) shares of Verso common stock representing 20% (subject to potential upward adjustment to 25% under certain circumstances) of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the agreement (collectively, the “Merger Consideration”). The amount of Verso first lien notes to be issued in the Merger is subject to downward adjustment, in an amount not to exceed $27 million in value, if NewPage makes certain restricted payments between September 30, 2013 and the closing. If the Merger has not closed by August 31, 2014, and the reason for the failure to close by such date, or any subsequent delay in closing after such date, is solely the result of Verso’s failure to take certain actions to satisfy closing conditions, the amount of Verso common stock to be issued as Merger Consideration will increase in monthly increments by up to 5% so that the total amount of Verso common stock issued in the Merger Consideration would be up to 25% of the sum of the outstanding shares as of immediately prior to closing and the shares, if any, underlying vested, in-the-money stock options as of the signing of the agreement.

Upon the closing of the Merger, each share of NewPage common stock outstanding immediately prior to the closing (other than shares owned directly or indirectly by Verso or Merger Sub or any of their respective subsidiaries, and NewPage stockholders, if any, who effectively exercise appraisal rights under Delaware law) will be canceled and extinguished and be converted automatically into the right to receive a portion of the Merger Consideration.

Additionally, upon payment of the Recapitalization Dividend, NewPage will adjust all outstanding stock options by reducing the exercise price of each stock option by the amount of the per share Recapitalization Dividend and each restricted stock unit will receive a dividend equivalent right, which will entitle its holder to receive a cash payment equal to the per share Recapitalization Dividend, payable when the underlying unit vests. Upon the closing of the Merger, (a) each outstanding NewPage stock option that is an “in-the-money option” (i.e., that has a current exercise price of $108.72) will vest and will be canceled and converted into the right to receive an amount equal to (i) the sum of the cash portion of the Merger Consideration (including the prior Recapitalization Dividend), Verso first lien notes and Verso common stock that NewPage’s stockholders are entitled to receive in the Merger in respect of one share of NewPage’s common stock (including the prior Recapitalization Dividend), minus (ii) the aggregate exercise price (without regard to any adjustment in respect of the Recapitalizations Dividend) of such in-the-money option, and each stock option that is not an in-the-money option will be cancelled without consideration upon the closing of the Merger, and (b) each holder of NewPage restricted stock units will receive an amount of cash, Verso first lien notes and Verso common stock in respect of each NewPage restricted stock unit held by such individual in the same proportion as a NewPage stockholder will receive such forms of consideration in respect of one share of NewPage common stock at the closing (not including amounts paid prior to closing as a dividend equivalent) and will also be entitled to receive payment of any outstanding and unpaid dividend equivalent rights in respect of each NewPage restricted stock unit held by such individual.

The Merger Agreement contains customary representations and warranties made by each party. In addition, the Merger Agreement contains customary covenants, including covenants (a) prohibiting NewPage from soliciting or initiating discussions with third parties regarding competing transactions, and placing certain restrictions on its ability to respond to such proposals, subject to a “fiduciary-out” provision that allows NewPage, under certain limited circumstances and in compliance with certain procedures, to provide information to and participate in discussions or negotiations with a third party with respect to an alternative acquisition proposal if the board of directors determines such proposal constitutes or is reasonably likely to constitute a “Superior Proposal” and the failure to take such action would be inconsistent with the board’s fiduciary duties, (b) prohibiting the parties from taking certain actions with respect to such parties’ businesses between signing and closing, (c) requiring each party to take certain actions to obtain applicable regulatory approvals to the Merger, (d) regarding Verso’s efforts to obtain debt financing for the transactions contemplated by the Merger Agreement and NewPage’s cooperation with respect thereto, and (e) relating to Verso’s efforts to consummate a consent and exchange offer with respect to its existing fixed-rate second lien notes and senior subordinated notes (the consummation of the exchange offers being subject to certain conditions including, among others, the tender of a certain percentage of the aggregate outstanding principal amount of existing fixed-rate second lien notes and the aggregate outstanding principal amount of senior subordinated notes).

Each of the boards of directors of Verso and NewPage has (a) determined that it is in the best interests of NewPage or Verso and their respective stockholders (as the case may be), and declared it advisable to enter into the Merger Agreement and consummate the transactions contemplated thereby, and (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby. In addition, the board of directors of NewPage has recommended the adoption and approval of the Merger Agreement by its stockholders in accordance with its organizational documents and the DGCL.

The consummation of the transactions contemplated by the Merger Agreement is subject to (a) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of NewPage and (b) the approval of the issuance of Verso common stock that forms a component of the Merger Consideration by the affirmative vote of the holders of at least a majority of the shares of Verso common stock at a meeting called for such purpose. Concurrently with the execution and delivery of the Merger Agreement, (a) certain NewPage stockholders owning in the aggregate a majority of the outstanding shares of NewPage common stock entered into support agreements with NewPage and Verso (each a “Support Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, such stockholders have agreed to vote their shares of NewPage common stock or execute a written consent in favor of the adoption and approval of the Merger Agreement, and (b) a certain Verso stockholder owning in the aggregate approximately 68% of the outstanding shares of Verso common stock entered into a voting agreement with NewPage and Verso (the “Voting Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, such stockholder has agreed to vote its shares of Verso common stock in favor of the issuance of Verso common stock that forms a component of the Merger Consideration.

The consummation of the Merger is subject to additional conditions, including (a) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (b) the approval by the Public Service Commission of Wisconsin as a takeover of a holding company under Wis. Stat. s. 196.795(3), (c) the receipt by NewPage of the proceeds of the debt financing, (d) the replacement of NewPage’s existing asset based loan facility, (e) the Form S-4 becoming effective with respect to the Verso common stock and Verso first lien notes that form components of the Merger Consideration, (f) the receipt of a solvency opinion, (g) the consummation of exchange offers and consent solicitations with respect to Verso’s existing fixed-rate second lien notes and senior subordinated notes, and (h) appraisal rights having been exercised with respect to no more than 7% of the shares.

The Merger Agreement contains termination rights for both NewPage and Verso. Upon termination of the Merger Agreement in certain circumstances, (a) Verso may be obligated to pay a fee of $27 million (50% in cash and 50% in newly issued notes), and (b) NewPage may be obligated to pay Verso a termination fee of $27 million in cash. Under certain circumstances, NewPage will be obligated to pay Verso the termination fee if, during the 12-month period following termination of the Merger Agreement, NewPage consummates an alternative transaction.

Either party may seek specific performance to compel the other party to comply with its obligations under the Merger Agreement. Either party may seek money damages from the other party, but only up to an aggregate amount of $27 million (which will be netted against any termination fees paid) and only if (a) the Merger Agreement has been terminated and (b) the other party’s breach of the Merger Agreement was willful and material. The cap on the amount of money damages also applies to any breach of certain ancillary agreements entered into in connection with the Merger Agreement.

The Merger Agreement has been included in this report to provide investors and stockholders with information regarding its terms and conditions. It is not intended to provide any financial, business, operational or other factual information about Verso, Merger Sub or NewPage. The representations, warranties and covenants contained in the Merger Agreement were made only for its purposes, were made as of specific dates, and were made solely for the benefit of the parties to the Merger, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in NewPage’s public disclosures. Moreover, the descriptions of the Merger Agreement and the other agreements described above do not purport to describe all of the terms of such agreements.

Amendment No. 1 to the Stockholders Agreement

On January 3, 2014, NewPage and certain stockholders that beneficially own in the aggregate approximately 69% of the outstanding shares of NewPage common stock held by all stockholders, entered into Amendment No. 1 (the “Amendment”) to the Stockholders Agreement, dated as of December 21, 2012 (the “Stockholders Agreement”).

Under the Amendment, all of the terms and conditions of the Stockholders Agreement continue in full force and effect, except the following:

•	Section 2.5(a)(iii) was amended to permit NewPage to enter into the Merger Agreement, without having first obtained the affirmative vote or written consent of stockholders who beneficially own a majority of the outstanding share of NewPage common stock held by all stockholders.

•	Section 7.1(a) was amended to provide that the date on which NewPage is required to file, and thereafter use its best efforts to cause to be declared effective as promptly as practicable, a Registration Statement on Form S-1 for the registration and sale of shares of NewPage common stock pursuant to an underwritten primary or secondary public offering that results in a qualified public offering, was amended to be the date that is twelve (12) months after the date of termination, if any, of the Merger Agreement.

•	Section 8.1 of the Stockholders Agreement was amended to provide that the Stockholders Agreement will automatically terminate at the effective time of the Merger.

Support Agreement

In connection with the execution of the Merger Agreement, the Company, Verso and certain stockholders of the Company entered into Support Agreements, dated as of the date of the Merger Agreement (each, a “Support Agreement”). On the terms and conditions set forth in the Support Agreements, the stockholders that are party to Support Agreements have agreed to (a) vote all of the shares of Company common stock over which they have voting power (representing in the aggregate a majority of the Company’s total outstanding voting power as of January 3, 2014), either by written consent or at a meeting, for the adoption of the Merger Agreement, unless the Company has terminated the Merger Agreement, (b) provide consents relating to Verso’s exchange offers and consent solicitations with respect to Verso’s existing fixed-rate second lien notes and senior subordinated notes and (c) waive their appraisal rights.

Voting Agreement

In connection with the execution of the Merger Agreement, the Company, and Verso Paper Management LP (the “Verso Stockholder”) entered into a Voting Agreement, dated as of the date of the Merger Agreement (the “Voting Agreement”). On the terms and conditions set forth in the Voting Agreement, the Verso Stockholder has agreed to vote all of the shares of Verso common stock over which it has voting power (representing 68% of Verso’s total outstanding voting power as of January 3, 2014) to approve the issuance of Verso’s common stock as part of the Merger Consideration pursuant to the Merger Agreement.

The foregoing descriptions of the Merger Agreement, the Amendment, the Support Agreements and the Voting Agreement are qualified in their entirety by the full text of such agreements or form of such agreements, as applicable, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

NewPage entered into confidentiality agreements (the “Confidentiality Agreements”) with certain NewPage stockholders (the “Stockholders”) in connection with the negotiation of the Merger Agreement and the transactions contemplated thereby. Pursuant to the terms of the Confidentiality Agreements, NewPage agreed to disclose certain non-public information to the Stockholders and is required to disclose publicly certain information (such information, the “Information”) so disclosed to the Stockholders.

Pursuant to the terms of the Confidentiality Agreements, NewPage is disclosing the Information solely to comply with NewPage’s obligations to the Stockholders under the Confidentiality Agreements. The Information provided by NewPage to the Stockholders has been provided solely in connection with discussions with the Stockholders and not expressly for inclusion in this Form 8–K or any other public document. The Information was provided as of a past date and may contain forward-looking information as of a past date. The Information does not necessarily represent the status of the relevant occurrences as of this date. The Information shall be deemed as “furnished” and not “filed.” The Information is as follows:

Refinancing of NewPage’s Debt

The financing for the Recapitalization Dividend will be committed at signing pursuant to bank commitment letters providing for the replacement of NewPage’s existing $500 million term loan with a new $750 million senior secured term loan (the “New Term Loan Facility”), as well as for the replacement of NewPage’s existing $350 million ABL facility with a new $350 million senior secured ABL facility, including a $200 million letter of credit subfacility (the “New ABL Facility”, and together with the New Term Loan Facility, the “Facilities”). The Facilities will be senior secured obligations of NewPage Corporation, a wholly owned indirect subsidiary of NewPage, and the guarantors thereunder.

The commitment with respect to the New Term Loan Facility will last for three months; provided, however, Verso may extend the commitment by one month if Verso’s exchange offer has not been consummated. The commitment with respect to the New ABL Facility will last for three months; provided, however, Verso may extend the commitment by six months, subject to the payment of a ticking fee. The commitments are subject to customary market “flex” provisions.

Because the commitment periods for the Facilities expire prior to the end date in the Merger Agreement, NewPage may decide, or may be directed by Verso, to draw on the Facilities prior to the closing of the Merger and, in the case of the New Term Loan Facility, to expedite payment of the Recapitalization Dividend to the NewPage stockholders. NewPage may do so to ensure that the Facilities are available on the closing date of the Merger. It is therefore possible that NewPage’s existing bank debt could be replaced with the Facilities even if the Merger does not close.

Under the Merger Agreement, Verso is required to launch the syndication for the New Term Loan Facility on or about January 13, 2014, subject to Verso’s reasonable good faith determination that such commencement is commercially advisable at such time due to prevailing market conditions, or otherwise as soon as reasonably practicable thereafter.

The commitments are subject to customary funding conditions that largely mirror the closing conditions contained in the Merger Agreement, and certain other conditions relating to Verso’s exchange offer and consent solicitation process.

Verso First Lien Notes

Verso’s first lien notes that are to be issued as part of the Merger Consideration will be registered and in most material respects identical to its existing first lien notes, with certain additional and more restrictive covenants, as well as more limited issuer redemption rights. A form of the indenture that will govern the new first lien notes was provided to the Stockholders and is furnished herewith as Exhibit 99.2.

Other Agreements

An affiliate of the Verso Stockholder, Apollo Global Management, LLC, will be subject to a lock-up agreement that will restrict it and its affiliates from buying or selling any existing debt or equity securities of Verso between the signing of the Merger Agreement and the closing of the Merger, and pursuant to which such entities have agreed to provide consents relating to Verso’s exchange offers and consent solicitations with respect to Verso’s existing fixed-rate second lien notes and senior subordinated notes that such entities own. Apollo Global Management, LLC and the parent entity of the Verso Stockholder have also agreed to make certain filings and take certain actions with respect to obtaining certain regulatory approvals in connection with the Merger.

Verso will be subject to a cooperation agreement which will require Verso to assist with marketing the new Verso first lien notes issued as Merger Consideration.

Subject to certain conditions, Verso has agreed to use commercially reasonable efforts to, or to cause one or more of its subsidiaries to, obtain a bank commitment for at least $65 million, which will be secured by certain assets that Verso believes are not essential to its businesses and are permitted by its existing debt agreements to be sold.

Verso has agreed to extend an offer to one member of the board of directors of NewPage who is willing to serve and who has prior senior executive-level experience in the pulp, paper and packaging manufacturing industries to serve on Verso’s board of directors for at least one full three-year term after closing. If such individual agrees to serve as a director of Verso, Verso has agreed to use its reasonable best efforts to cause such individual to be appointed to Verso’s board of directors and to cause such individual to be elected as a director of Verso at the first annual meeting of stockholders of Verso after the closing.

Certain Projections of Financial Performance

NewPage does not as a matter of course make public estimates as to past or current performance or projections as to future performance due to, among other reasons, the uncertainty, unpredictability and volatility of the underlying assumptions and estimates. However, for internal purposes and in connection with its consideration of the Merger, NewPage prepared an Adjusted EBITDA (see Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA, below) estimate for NewPage on a standalone basis of approximately $275 million for 2013 and an Adjusted EBITDA projection for NewPage on a standalone basis of approximately $273 million for 2014. NewPage is providing this information in order to comply with certain contractual obligations to make public disclosure pursuant to applicable confidentiality agreements with certain parties, but this information was not prepared with a view toward public disclosure. The disclosure of this information should not be regarded as an indication that NewPage or its board now considers these estimates or projections to be a reliable predictor of future results and undue reliance should not be placed on such information. The unaudited estimated and prospective financial information reflects numerous estimates and assumptions that are made by NewPage management. These estimates and assumptions involve judgments with respect to, among other things, industry performance and competition, future business, economic, competitive, regulatory, and financial market conditions and matters specific to the Company’s business, including future business decisions, that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Forward Looking Statements” contained in the Form 10 filed by NewPage with the Securities and Exchange Commission on July 31, 2013, all of which are difficult to predict and many of which are beyond the control of NewPage. In addition, the information reflects estimates and assumptions that were made as of December 2013 when the information was prepared and that have not been updated since to reflect any changes in any assumptions. As a result, there can be no guarantee that actual results will not be significantly higher or lower than estimated or projected. Neither the independent registered public accounting firm for NewPage, nor any other independent accountants, has audited, reviewed, compiled, examined or performed any procedures with respect to the information contained herein, nor has any such firm expressed any opinion or any other form of assurance on such information or its achievability, and no such firm shall have any responsibility for the information. No representation is made by NewPage or any other person regarding the ultimate performance of NewPage compared to the information included herein. The unaudited prospective financial information constitutes forward-looking statements and should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events nor construed as financial guidance.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of our performance under accounting principles generally accepted in the United States (“U.S. GAAP”), are not intended to represent net income (loss), and should not be used as alternatives to net income (loss) as indicators of performance. The use of EBITDA and Adjusted EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Net Income to Adjusted EBITDA Reconciliation

	Estimated 2013	Projected 2014

Net income (loss)	16	35

Interest expense	47	45
Income tax expense (benefit)	1	—
Depreciation & Amortization	182	182

EBITDA	246	262

Equity awards	16	9
Loss on disposal of assets	1	2
Integration and related severance costs	10	—
Post-emergence bankruptcy-related items	4	—
Other	(2)	—

Adjusted EBITDA	275	273

Item 8.01 Other Events.

On January 6, 2014, Verso and NewPage issued a joint press release announcing that they have entered into the Merger Agreement and providing information regarding the Merger. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 3, 2014, among NewPage Holdings Inc., Verso Paper Corp. and Verso Merger Sub Inc. †

4.1	Amendment No. 1, dated as of January 3, 2014, to the Stockholders Agreement, dated as of December 21, 2012, among NewPage Holdings Inc. and each of the stockholders party thereto

10.1	Form of Support Agreement, dated as of January 3, 2014, among NewPage Holdings Inc., Verso Paper Corp. and each of the stockholders party thereto.

10.2	Voting Agreement, dated as of January 3, 2014, among NewPage Holdings Inc., Verso Paper Corp. and Verso Paper Management LP.

99.1	Press release issued jointly by Verso Paper Corp. and NewPage Holdings Inc. on January 6, 2014.

99.2	Form of Indenture, among Verso Paper Holdings LLC, Verso Paper Inc., the guarantors named therein, and Wilmington Trust, National Association, as trustee.

†	Certain exhibits and schedules have been omitted and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits and schedules upon request.

Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the expected timing of the completion of the merger, the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and other statements that are not historical facts. Such statements are based on the views and assumptions of the management of Verso and NewPage and are subject to significant risks and uncertainties. Actual future events or results may differ materially from these statements. Such differences may result from the following factors: the ability to close the transaction on the proposed terms and within the anticipated time period, or at all, which is dependent on the parties’ ability to satisfy certain closing conditions, including the receipt of governmental approvals; the risk that the benefits of the transaction, including cost savings and other synergies, may not be fully realized or may take longer to realize than expected; the impact of the transaction on third-party relationships; the outcome of government investigations and third-party litigation involving both Verso and NewPage; actions taken by either of the companies; changes in regulatory, social and political conditions; and general economic conditions. Additional risks and factors that may affect results are set forth in Verso’s and NewPage’s respective filings with the Securities and Exchange Commission, including Verso’s annual report on Form 10-K for the year ending December 31, 2012, and NewPage’s registration statement on Form 10. The forward-looking statements speak only as of the date of this communication. Neither Verso nor NewPage undertakes any obligation to update these statements.

Important Additional Information

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This material is not a substitute for the joint proxy statement/information statement/prospectus that Verso and/or NewPage would file with the SEC or any other documents which Verso and/or NewPage may send to their shareholders in connection with the transaction. Verso will be filing a registration statement on Form S-4, containing a joint proxy statement/information statement/prospectus for Verso and NewPage with the SEC. INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT CONTAINING THE JOINT PROXY STATEMENT/INFORMATION STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and securityholders will be able to receive the registration statement containing the joint proxy statement/information statement/prospectus and other relevant documents, when filed, free of charge at the SEC’s web site, www.sec.gov or from Verso Investor Relations at http://investor.versopaper.com/.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEWPAGE HOLDINGS INC.

By:	/s/ Jay A. Epstein
Name:	Jay A. Epstein
Title:	Senior Vice President, Chief Financial Officer and Assistant Secretary

Dated: January 6, 2014